NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR 1-978-897-0100 x3064 jim.sheehan@schange.com	SeaChange IR 1-978-897-0100 x3030 martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES
FIRST QUARTER FISCAL 2012 RESULTS

•	First Quarter Revenues and non-GAAP EPS Both Exceeded Prior Guidance
•	Full Year non-GAAP EPS Guidance Raised to $0.66-$0.74
•	Continues to See Strength in Global Multi-Screen Software Deployments

ACTON, Mass. (June 9, 2011) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software company, announced financial results for its fiscal 2012 first quarter ended April 30, 2011.  Total revenues for the quarter were $52.1 million, which were $2.5 million lower than total revenues of $54.6 million for the first quarter of fiscal 2011.  Non-GAAP net income for the first quarter was $2.1 million or $0.06 per share compared with non-GAAP net income of $3.1 million or $0.10 per share for the same period last year.  GAAP net loss for the first quarter of fiscal 2012 was $0.4 million, or $0.01 per share, compared with GAAP net income of $20.3 million, or $0.64 per share, for the first quarter of fiscal 2011.  Last year’s first quarter GAAP earnings included a pre-tax gain of $25.2 million related to the Company’s sale of its equity investment in Casa Systems.

Significant GAAP items that have been excluded in calculating non-GAAP net income include the gain related to the Casa divestiture in the first quarter of last year, deferred revenue adjustments related to recent acquisitions, acquisition-related costs, reversal of deferred tax valuation allowance, restructuring charges, amortization of intangible assets and stock compensation expense.  A reconciliation of GAAP net income to non-GAAP net income is attached to this release and is available on the Company’s website (http://www.schange.com/ir).

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SeaChange Q1 FY2012/Page 2

The Company ended the first quarter of fiscal 2012 with cash, cash equivalents and marketable securities of $91.0 million and no debt compared to $86.2 million and no debt at the end of the fourth quarter of fiscal 2011.  The $4.8 million increase in cash in this year’s first quarter was generated by cash flow from operations and a reduction in accounts receivable from improved collection efforts that were partially offset by acquisition payments made to the former shareholders of VividLogic.

Segment Revenue Results
Total revenues in the first quarter from the Company’s Software segment were $35.5 million, which were $4.6 million lower than Software segment revenues of $40.1 million in the first quarter of last year.  The reduction in year over year revenues in the Software segment was driven by a large VOD back office software order that was delivered in last year’s first quarter to a large North American cable television provider as part of the displacement of a competitor at that customer.  The impact of this significant order compared to last year’s first quarter was partially offset in this year’s first quarter by increased VOD software subscription revenues from a North American customer and higher VOD software revenues from eventIS.

The Servers and Storage segment generated $7.6 million of revenues for the first quarter of fiscal 2012, which were $0.5 million lower than comparable revenues of $8.1 million for the first quarter of fiscal 2011.  The decrease in Servers and Storage revenues between years was due to lower VOD server maintenance and warranty revenues.

Media Services segment revenues for this year’s first quarter were $8.9 million, which were $2.5 million or 40% higher than revenues of $6.4 million for the first quarter of last year.  The increase in Media Services revenues in this year’s first quarter compared to the first quarter of fiscal 2011 was due to increases from customers in Greece, France and Dubai.

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SeaChange Q1 FY2012/Page 3

“We are pleased with our financial performance for the first quarter of fiscal 2012 as we exceeded both our revenue and earnings guidance,” commented Bill Styslinger, SeaChange International CEO and Chairman.  “We continue to be encouraged by the response from customers to our Adrenalin multi-screen video software.  We have customer deployments in each major region of the world and are in contract discussions with several more prospects, both new and existing customers, for deployments this year.  In addition, we saw our customer diversification strategy take hold in the first quarter as approximately 40 percent of our revenue in the quarter was derived from European customers fueled by strong revenue contributions from eventIS and On Demand Group.”

Styslinger continued, “The first quarter saw one of our largest customers extend its VOD software subscription agreement, demonstrating this customer’s confidence in our VOD back office solution for their expanding VOD needs.  Combined with increased multi-screen video software deployments, improving revenue momentum from our home media gateway software products and continued strength from eventIS and On Demand Group, we are now forecasting second quarter revenues of $53 to $58 million and non-GAAP earnings per share of $0.13 to $0.19.  In addition, we are raising our full year non-GAAP earnings per share target to $0.66 to $0.74 from our previous guidance of $0.62 to $0.70 per share.”

SeaChange will host its first quarter fiscal 2012 conference call today at 5:00 p.m. E.T. The live broadcast can be accessed at www.schange.com/ir.  Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneously with this press release.

About SeaChange International
SeaChange International (NASDAQ: SEAC) is a global leader in the delivery of multi-screen video. The Company provides innovative, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including blue chip companies such as Comcast, Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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SeaChange Q1 FY2012/Page 4

Safe Harbor Provision

Any statements contained in this document, including the accompanying prepared remarks of the Company's Chief Executive Officer and Chairman, that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company's dependence on the continued spending of customers on video systems and services; the continued growth, development and acceptance of the video-on-demand market; the impact of worldwide economic cycles; the impact of measures the Company has taken to address slowdowns in the market for the Company's products and services; the uncertainties from our ongoing evaluation of strategic options and the restructuring of our Servers and Storage business; the loss of one of the Company's large customers; the cancellation or deferral of purchases of the Company's products; a decline in demand or average selling price for the Company's products; the Company's ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company's ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in current and any future litigation in which the Company is involved; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company's ability to introduce new products or enhancements to existing products; the Company's dependence on certain sole source suppliers and third-party manufacturers; the Company's ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company's ability to compete in its marketplace; the Company's ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including On Demand Deutschland GmBH & Co. KG and Minerva Networks, Inc.; the ability of the Company to realize the benefits of its acquisitions of eventIS Group B.V. and VividLogic, Inc. and to integrate these and any future acquisitions; future acquisitions or joint ventures that are unsuccessful; impairment of the Company's goodwill or intangible assets; risks in the Company's investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company's ability to hire and retain highly skilled employees; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; volatility of the Company's stock price; and any weaknesses over internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Commission on April 14, 2011. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

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SeaChange Q1 FY2012/Page 5

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.
Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisitions of eventIS Group B.V. on September 1, 2009, and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.0 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.
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SeaChange Q1 FY2012/Page 6

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating and non-operating expenses, which we generally would not have otherwise incurred in the periods presented. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, integration related professional services and the change of fair value related to contingent considerations. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Restructuring: We incurred significant expenses in connection with selected headcount reductions, a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components, and the disposal of fixed assets. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Gain on sale of equity investment: This reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems. This is considered a one-time event and not included in the financial results of our continuing operations.

Income tax benefit (provision): The income tax adjustment reflects the effective tax rate for the year in which the non-GAAP adjustment occurs and excludes any changes in the tax valuation allowance arising from the gain on the sale of the equity investment in Casa Systems.

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SeaChange Q1 FY2012/Page 7

SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	April 30, 2011	January 31, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$79,161	$73,145
Restricted cash	1,200	1,332
Marketable securities	9,118	7,340
Accounts receivable, net	51,263	54,487
Inventories, net	14,402	14,393
Prepaid expenses and other current assets	8,014	7,148
Deferred tax asset	3,756	3,775
Total current assets	166,914	161,620
Property and equipment, net	36,097	36,381
Marketable securities, long-term	1,566	4,379
Investments in affiliates	3,082	2,913
Intangible assets, net	30,686	30,306
Goodwill	68,502	65,273
Other assets	4,351	4,319
Total assets	$311,198	$305,191

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,813	$11,249
Other accrued expenses	20,082	16,528
Customer deposits	2,723	3,993
Deferred revenues	38,064	37,039
Deferred tax liability	210	183
Total current liabilities	70,892	68,992
Deferred revenue, long-term	6,861	6,930
Long term liabilities	8,635	11,231
Distribution and losses in excess of investment	1,233	1,161
Deferred tax liabilities and income taxes payable	8,132	7,735
Total liabilities	95,753	96,049

Stockholders’ equity:
Common stock	322	319
Additional paid-in capital	208,788	207,121
Treasury stock	(1)	(1)
Accumulated income	10,137	10,521
Accumulated other comprehensive loss	(3,801)	(8,818)
Total stockholders’ equity	215,445	209,142
Total liabilities and stockholders’ equity	$311,198	$305,191

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SeaChange Q1 FY2012/Page 8

SeaChange International, Inc.
Condensed Consolidated Statement of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended
	April 30, 2011	April 30, 2010

Revenues	$52,060	$54,588
Cost of revenues	27,176	27,210
Gross profit	24,884	27,378

Operating expenses:
Research and development	11,067	13,564
Selling and marketing	7,352	6,384
General and administrative	6,492	6,801
Amortization of intangibles	825	868
Restructuring	-	4,312
	25,736	31,929
Loss from operations	(852)	(4,551)
Gain on sale of investment in affiliate	-	25,188
Other income (expense), net	375	(569)
(Loss) income before income taxes and equity income (loss) in earnings of affiliates	(477)	20,068
Income tax provision (benefit)	1	(342)
Equity income/(loss) in earnings of affiliates, net of tax	94	(112)
Net (loss) income	$(384)	$20,298
Basic income per share	$(0.01)	$0.65
Diluted income per share	$(0.01)	$0.64
Weighted average common shares outstanding:
Basic	31,934	31,270
Diluted	31,934	31,732

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SeaChange Q1 FY2012/Page 9

SeaChange International, Inc.
Condensed Consolidated Operating Segments - Unaudited
(in thousands)

	Three Months Ended
	April 30, 2011	April 30, 2010
Software
Revenue:
Products	$14,214	$20,126
Services	21,317	19,955
Total revenue	35,531	40,081
Gross profit	20,425	22,086
Operating expenses:
Research and development	9,070	10,169
Selling and marketing	6,218	4,328
General and administrative	417	176
Amortization of intangibles	790	797
Restructuring	-	345
	16,495	15,815
Income from operations	$3,930	$6,271

Servers and Storage
Revenue:
Products	$4,771	$4,508
Services	2,851	3,631
Total revenue	7,622	8,139
Gross profit	3,161	3,684
Operating expenses:
Research and development	1,997	3,395
Selling and marketing	1,134	2,056
Restructuring	-	3,056
	3,131	8,507
Income (loss) from operations	$30	$(4,823)

Media Services
Service revenue	$8,907	$6,368
Gross profit	1,298	1,608
Operating expenses:
General and administrative	987	879
Amortization of intangibles	35	71
	1,022	950
Income from operations	$276	$658

Unallocated Corporate
Operating expenses:
General and administrative	$5,088	$5,746
Restructuring	$-	$911
Total unallocated corporate expenses	$5,088	$6,657

Consolidated loss from operations	$(852)	$(4,551)

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SeaChange Q1 FY2012/Page 10

SeaChange International, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited
(in thousands)

	Three Months Ended			Three Months Ended
	April 30, 2011			April 30, 2010
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$52,060	2	$52,062	$54,588	1,817	$56,405

Operating expenses	25,736	-	25,736	31,929	-	31,929
Stock-based compensation (2)	-	1,544	1,544	-	498	498
Amortization of intangible assets (3)	-	1,344	1,344	-	1,348	1,348
Restructuring (4)	-	-	-	-	4,312	4,312
Acquisition related costs (5)	-	-	-	-	826	826
	25,736	2,888	22,848	31,929	6,984	24,945

(Loss) income from operations	(852)	2,890	2,038	(4,551)	8,801	4,250

Income from sale of investments in affiliates (6)	-	-	-	25,188	(25,188)	-

Income tax impact expense (benefit) (7)	1	421	422	(342)	802	460

Net (loss) income	$(384)	$2,469	$2,085	$20,298	$(17,189)	$3,109
Diluted (loss)income per share	$(0.01)	$0.07	0.06	$0.64	$(0.54)	$0.10
Diluted weighted average common shares outstanding	31,934	32,478	32,478	31,732	31,732	31,732

(1)
Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would have otherwise been recorded subsequent to our acquisition of eventIS Group B.V. and VividLogic, Inc.

(2)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended
	April 30, 2011	April 30, 2010
Cost of revenues	$151	$67
Research and development	225	135
Selling and marketing	426	105
General and administrative	742	191
Total stock-based compensation	$1,544	$498

(3)
The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended
	April 30, 2011	April 30, 2010

Cost of revenues:	$519	$480
Operating expenses:	825	868
Total amortization of intangibles	$1,344	$1,348

(4)
We incurred severance costs in connection with selected headcount reductions that impacted all but the Media Servicessegment. We also incurred charges during the quarter to reflect the write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components within the Servers and Storage segment due to technology changes. These expenses would not have otherwise occurred in the periods presented as part of our operating expenses.

(5)	We incurred expenses in connection with our acquisitions which would not have otherwise occurredin the periods presented as part of our operating expenses.

(6)	Reflects the gain on the sale of the equity investment in Casa Systems.

(7)	The non-GAAP income tax adjustment reflects the effective income tax rate in which the non-GAAP adjustment occurs and anyexclusion of changes in the tax valuation allowance.

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SeaChange Q1 FY2012/Page 11

SeaChange International, Inc.
First Quarter Fiscal Year 2012 Results
Prepared Remarks
June 9, 2011

SeaChange is providing a copy of these prepared remarks in combination with its press release.  This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, June 9, 2011, at 5:00 p.m. E.T. and will include only brief comments followed by questions and answers.  These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:
-Telephone: 866-322-1550 (U.S.) and 973-200-3308 (international)
- Conference ID: 674-569-87
- Live webcast: www.schange.com/IR (An archived webcast will be available at this site.)

Fiscal 2012 First Quarter Financial Discussion

Revenues for the first quarter of fiscal 2012 amounted to $52.1 million, which was $2.5 million lower than revenues of $54.6 million recorded in the first quarter of fiscal 2011.  From an operating segment perspective, revenues from our Software segment for the quarter were $35.5 million, which were $4.6 million lower than revenues of $40.1 million for the first quarter of last year.  The year over year decrease in revenues was due primarily to a large VOD back office software order recognized as revenue in last year’s first quarter that displaced a competitor’s product at a large North American cable television provider.  The impact of this large order compared to last year’s first quarter was partially offset in this year’s first quarter by improved VOD software subscription revenues from a North American service provider and increased VOD software licensing and development revenues from eventIS.

Servers and Storage segment revenues of $7.6 million for the first quarter were $0.5 million lower than revenues of $8.1 million included in the first quarter of last year.  The decrease in Servers and Storage revenues between years was due mainly to lower VOD server maintenance and warranty revenues from two North American service providers.

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SeaChange Q1 FY2012/Page 12

The Media Services segment generated revenues of $8.9 million in the first quarter of fiscal 2012, which were $2.5 million or 40% higher than revenues of $6.4 million in the first quarter of fiscal 2011.  The year over year increase in revenues derived from a contract extension from a customer in Greece that allowed for the recognition of previously deferred revenue and increased content processing revenues from customers in France and Dubai.

Geographically, revenues for the first quarter of fiscal 2012 included 50% in North America, 42% in Europe, Middle East and Africa, 5% in Asia Pacific and 3% in Latin America.  Comcast and Virgin Media were 10% or greater customers in the first quarter of fiscal 2012.

Total gross margin of 47.8% for the first quarter of fiscal 2012 was 2.4 points lower than total gross margin of 50.2% for the first quarter of fiscal 2011.  Examining gross margin by operating segment, Software segment gross margin of 57.5% for this year’s first quarter was 2.4 points higher than gross margin of 55.1% for the first quarter of last year.  The increase in Software gross margin between years was due to a greater mix of higher margin Advertising and VOD software product revenues in this year’s first quarter compared to the first quarter of last year.

Servers and Storage gross margin of 41.5% for the first quarter of fiscal 2012 was 3.8 points lower than gross margin of 45.3% for the first quarter of last year.  The decrease in gross margin between the first quarter of this year and last year’s first quarter was due to a higher proportion of lower margin Broadcast product revenues in the first quarter of fiscal 2012.

Media Services gross margin of 14.6% for the first quarter was 10.7 points lower than gross margin of 25.3% for the first quarter of last year.  The reduction in gross margin between years was due primarily to increased content and headcount-related costs to support recent customer contract wins in new geographies, including France and South Africa.

Operating expenses for the first quarter of fiscal 2012 of $25.7 million were $6.2 million lower than the $31.9 million of operating expenses incurred in the first quarter of fiscal 2011.  Last year’s first quarter operating expenses included a $4.3 million restructuring charge reflecting severance costs in connection with headcount reductions primarily in the Servers and Storage operating segment as well as the write-down of inventory tied to the discontinuance of certain Servers and Storage products.  The remaining reduction in operating expenses in this year’s first quarter compared to the first quarter of last year derived from lower research and development domestic headcount expenses related to last year’s restructuring efforts that were partially offset by higher third party sales commissions to resellers of our VOD products.

GAAP net loss for the first quarter of fiscal 2012 was $0.4 million compared to GAAP net income of $20.3 million for the first quarter of last year.  GAAP net income for the first quarter of fiscal 2011 included a pre-tax gain of $25.2 million in connection with the Company’s sale of its equity investment in Casa Systems.  The corresponding GAAP loss per share for the first quarter of fiscal 2012 was $0.01 per share compared to GAAP earnings per share of $0.64 per share for the same period last year.

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SeaChange Q1 FY2012/Page 13

Non-GAAP net income for this year’s first quarter of $2.1 million was $1.0 million lower than non-GAAP net income of $3.1 million for last year’s first quarter.  The corresponding non-GAAP earnings per share for the first quarter of this year was $0.06 per share compared to $0.10 per share for the same period last year.

From a balance sheet perspective, the Company ended the first quarter with cash and investments of $91.0 million and no debt compared to $86.2 million and no debt at January 31, 2011.  The increase in cash and investments of $4.8 million in this year’s first quarter was driven by cash flow from operations and a reduction in accounts receivable derived from improved collection efforts that were partially offset by $3.0 million in acquisition payments made in this year’s first quarter to the former shareholders of VividLogic.

Quarterly Highlights

SeaChange ended the quarter with a revenue total of $52.1M, and non-GAAP earnings of $0.06 per share, exceeding the revenue and non-GAAP EPS guidance provided last quarter.  Recurring revenue was 62% in the first quarter and the Software and Media Services businesses were 85% of the total revenue.  SeaChange continues to be an innovative leader, both in multi-screen video products and in the evolution of the video industry toward network consolidation and cloud computing.

In the first quarter of fiscal 2012, SeaChange continued to see new opportunities for multi-screen launches.  Currently there are several operators evaluating SeaChange for multi-screen launches and even more existing customers are evaluating upgrades to Adrenalin.  Additionally, in the first quarter SeaChange:

1.	launched an iPad deployment with a large North American operator that uses Adrenalin and streaming products.
2.	won two new North American multi-screen customers for which contracts are expected to be finalized this quarter.
3.	was selected for a multi-screen video trial in Latin America.
4.
debuted Nitro™, a consistent user interface for multiple screens, with features such as multi-room DVR, virtual channels and social media recommendations.  A major multiple system operator (MSO) is the first Nitro customer with an initial deployment planned for later this year.

5.	added a new customer for the AssetFlow content workflow management software, with more opportunities in the pipeline for AdFlow, the advertising version of the software.
6.	continued to expand its next generation product offerings in software with the introduction of the Infusion Advanced Advertising Platform.
7.	was selected by a major U.S. operator for a trial of home gateway software.
8.	renewed two North American VOD software subscription customers, furthering its recurring revenue.
9.	won another North American back office software competitive replacement, planned for a switch-out within the fiscal year.
10.	renewed a managed VOD service contract.
11.	won its first multi-year, VOD managed services deal in Europe.

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SeaChange Q1 FY2012/Page 14

12.	won a schedule management software deal in the U.K. for an over-the-top video service provider.
13.	expanded its software platform to include the new Business Management Suite at a large multi-country operator in Europe and a large German operator.
14.	went live with VOD services at INEA in Poland.
15.	expanded its system at Turk Telekom to include a recording system.
16.	added a linear broadcast system at Digicable.
17.	added linear broadcast systems in India and Vietnam.
18.	installed our new Universal Media Library play-to-air systems in Mauritius Broadcasting Corporation, Idaho Public Television, and West Virginia Public Television.
19.	expanded high definition playout in three Korean systems.
20.	launched Media Services in Serbia and Slovenia.
21.	launched VOD services for Germany’s EWE Tel through its On Demand Deutschland joint venture.
22.	had subscription growth across OTE in Greece, SFR in France and du in the Middle East.

Note: SeaChange software products referenced above include Adrenalin multi-screen back office; AssetFlow for multi-screen content workflow management; AdFlow for advertising workflow management; Infusion Advanced Advertising Platform for regional and national ad operations centralization and massive scalability; and Nitro for multi-device user interfaces.

Industry Developments

The industry is looking to advanced Digital Rights Management software and SeaChange is a member of the DECE (UltraViolet) consortium to enable content sharing across the retail sector and various operators.  The Company is a leader in this space, allowing consumers to “take their content with them” across operators and platforms.

The Company hosted a very successful industry event in April.  Attendance was standing room-only in New York City as SeaChange customers from around the world gathered to discuss and share their experiences with monetizing multi-screen deployments.

SeaChange participated in the SCTE Canadian Summit in Q1 and was honored with the “Most Likely to Succeed” award, which was presented for the Company’s multi-screen solution.

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SeaChange Q1 FY2012/Page 15

Software Margin Update

Because of our diverse software product lines and the pace of development and introduction of new software products, the Company is focused on optimizing overall Software segment non-GAAP operating margin more than setting gross margin and operating expense targets for its Software business.  The non-GAAP Software segment operating margin for Q1 of FY12 was 7%, broken down as follows:

Actual Q1 FY12
Gross Margin	58%
R&D	26%
Sales and Marketing	18%
G&A	13%
Amortization	2%
Operating Margin – non-GAAP	7%

The Company is targeting 15% non-GAAP operating margin for fiscal 2012.

Q2 FY12 Guidance

The remainder of the year continues to show strength as the Company raised its non-GAAP EPS guidance to a range of $0.66 to $0.74, from prior guidance of $0.62 to $0.70.  Our second quarter guidance is for revenue in the range of $52M to $58M, and non GAAP EPS of $0.13 to $0.19.

 Corporate Update

On May 27, SeaChange issued a press release, which reiterated the prior announcement of the formation of an independent advisory committee to work with management and the Board to advise and support them in a wide range of business development and other initiatives.  The press release accurately reflects the Company’s current position and therefore no further comments will be covered on the call today.

Technology Update

Steve Davi, Senior VP Advanced Technology for SeaChange, a respected industry technologist, works closely with the advanced engineering groups of SeaChange customers.  Mr. Davi will provide a short overview of the technologies impacting the shift to multiple screens and content virtualization, as well as the progress SeaChange is making in this space.

The management team looks forward to the earnings call at 5 p.m. E.T.

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